Exhibit 99.1

PAULSON CAPITAL CORP. REGAINS COMPLIANCE WITH NASDAQ LISTING RULE 5550(A)(2)

PORTLAND, OR – March 21, 2012 – Paulson Capital Corp., (NasdaqCM: PLCC), parent to wholly owned subsidiary  Paulson Investment Company, Inc., today announced it has been notified by The Nasdaq Stock Market that it has regained compliance with Listing Rule 5550(a)(2).

On October 21, 2011, the Staff of Nasdaq notified Paulson Capital Corporation that its common stock failed to maintain a minimum bid price of $1.00 over the previous 30 consecutive business days as required by the Listing Rules of The Nasdaq Stock Market. The Staff has determined that for the last 10 consecutive business days, from March 7, 2012 to March 20, 2012, the closing bid price of the Company’s common stock has been at $1.00 per share or greater. Accordingly, the Company has regained compliance with Listing Rule 5550(a)(2) and this matter is now closed.

“We are very pleased that the stock has regained compliance and will continue to be traded on the Nasdaq Capital Market. This is a positive development for the Company and our shareholders and is in line with our desire to remain a public company,” stated Chet Paulson, Chairman Paulson Capital Corp.

About Paulson Capital Corp.
Paulson Capital Corp. is the parent company to Paulson Investment Company, Inc. Headquartered in Portland, Oregon, Paulson Investment Company, Inc. is a national leader in public offerings of small and emerging growth companies with capital needs of $5 million to $45 million. Founded by Chester “Chet” Paulson in 1970, it has managed or underwritten 166 securities offerings and has generated more than $1.2 billion for client companies.

Investor Relations Contact:	Media Contact:
Kellie Davis	Amber Roberts
503-243-6027	212-302-5964
kmdavis@paulsoninvestment.com	amber@lanepr.com